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                                   EXHIBIT 4
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                      THE UNIVERSAL HEALTH SERVICES, INC.
                          1994 STOCK COMPENSATION PLAN


         1. Purpose. The purpose of the Universal Health Services, Inc. 1994 Stock Compensation Plan (the "Plan") is to enable Universal Health Services, Inc. (the "Company") and its stockholders to secure the benefits of common stock ownership by key personnel providing services to the Company and its subsidiaries. The Board of Directors of the Company (the "Board") believes that the granting of shares under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will contribute to the continued profitability and long-term future growth of the Company.

         2. Stock Subject to the Plan. The Company may issue and sell a total of 50,000 shares of its Class B Common Stock, $.01 par value (the "Common Stock"), pursuant to the Plan as part of or in lieu of compensation payable to participants under agreements or arrangements with the Company and may be issued solely in exchange for services performed or for an additional cash payment, all as determined by the Committee described in Section 3 hereof.
Such shares may be either authorized and unissued or held by the Company in its treasury.

         3. Administration. The Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board. If a Committee is not so established, the Board will perform the duties and functions ascribed herein to the Committee. To the extent required by the applicable provisions of Rule 16(b)-3 under the Securities Exchange Act of 1934, no member of the Committee shall have received a grant under the Plan or any other plan within one year before his or her appointment or such other period as may be prescribed by said Rule. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant shares under the Plan, to interpret the provisions of the Plan and agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.






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         4.      Eligibility.  Shares may be granted under the Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), and to consultants and independent contractors to the Company or a Subsidiary who are not employees. Shares may not be granted to officers or directors of the Company or a Subsidiary under this Plan. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom shares will be granted, and will fix the number of shares covered by each grant and establish the terms and conditions thereof (including, without limitation, price).

         5. Terms and Conditions of Grants. Shares granted under the Plan will be evidenced by a written agreement in a form approved by the Committee. Such shares will be subject to the terms and conditions set forth in the Agreement and such additional terms and conditions not inconsistent with the Plan as the Committee deems appropriate.

         6. Amendment and Termination of the Plan. The Board may amend or terminate the Plan.

         7. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive a grant under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

         8. Governing Law. The Plan and each grant shall be governed by the laws of the State of Delaware.

         9. Term of the Plan. The Plan shall be effective as of November 16, 1994. The Plan will terminate on November 16, 2004, unless sooner terminated by the Board.





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